Exhibit 10.6
EMPLOYMENT AGREEMENT
between
NORTH AMERICAN ENERGY PARTNERS INC.
and
RODNEY JOHN RUSTON

1. EFFECTIVE DATE
1.1 The effective date (the “Effective Date”) of this Employment Agreement (the “Agreement”) shall be August 1, 2006.
2. PARTIES
2.1 The parties to this Agreement shall be:
(a)	North American Energy Partners Inc. (“NAEPI”), a federal corporation extra-provincially registered in Alberta and located at Zone 3 Acheson Industrial Area 2, 53016 Hwy 60, Acheson, Alberta T7X 5A7 Canada
and
(b)	Rodney John Ruston, an individual, residing at 405 – 10855 Saskatchewan Drive, Edmonton, Alberta, T6E 6T6, Canada (the “Executive”)
3. TITLE
3.1 The position title shall be President & CEO.
4. RECITALS
(A)	The Executive is an executive and employee of NAEPI.

(B)	The Executive wishes to remain employed with NAEPI, and NAEPI wishes the Executive to continue in the position of President & CEO, and such other executive positions and titles that the Executive may hold in future with NAEPI and the NAEPI Group.

(C)	The parties want to outline and confirm the terms and conditions of their employment relationship in this Agreement.
5. DEFINITIONS
5.1 In this Agreement, the following words shall have the following meaning:

“Affiliate”	Means when used to indicate a relationship with Person, the same as is set forth in the Securities Act (Alberta).

“Board”	Means the board of directors of NAEPI.

“Change of Control”	Means a Change of Control as defined in the Share Option Plan.

“Intellectual Property”	Means all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs and improvements, whether or not patentable or copyrightable, which the Executive discovers, conceives, invents, creates or develops, alone or with others, during the time he is employed with NAEPI.

“NAEPI Executive”	Means the named executive of NAEPI.

“NAEPI Group”	Means NAEPI, NACG Preferred Corp., NACG Holdings Inc. and their Affiliates.

“Person”	Means any individual, corporation, limited liability corporation, limited or general partnership, joint venture, association, joint stock corporation, trust, plan, unincorporated organization or government or any agency or political subdivisions thereof.

“Share Option Plan”	Means the NAEPI Amended and Restated 2004 Share Option Plan, as amended from time to time.

“Start Date”	Means May 9, 2005.

“Termination Date”	Means the Executive’s last day actively at work for NAEPI, regardless of the reason for cessation of employment.
6. INTERPRETATION
6.1 Headings are for convenience only and do not affect or contribute to the interpretation of this Agreement.
6.2 “NAEPI” includes the successors and assigns of NAEPI and any corporation with which it may be amalgamated and any corporation formed under its reconstruction.
6.3 A reference to an Act includes a reference to that Act as amended from time to time and if that Act is repealed and replaced by another Act, that replacement Act in substitution for the original Act.
7. APPOINTMENT & TERM
7.1 As of the Effective Date, NAEPI shall continue to employ the Executive as President & CEO of NAEPI, and the Executive agrees to continue his employment with NAEPI on the terms and conditions set out in this Agreement.
7.2 This Agreement and the Executive’s employment with NAEPI shall continue until May 8, 2010, unless earlier terminated in accordance with Clause 13 of this Agreement. If the Executive’s employment with NAEPI is not terminated prior to May 8, 2010, NAEPI may offer to extend employment to the Executive on the same terms as contained in this Agreement, or on such other terms as agreed upon between the parties. If such an offer of continued employment is not made by NAEPI and/or accepted by the Executive, the Executive’s employment and this Agreement shall terminate on May 8, 2010.

8. RESPONSIBILITIES OF THE EXECUTIVE
8.1 The Executive shall serve the NAEPI Group in the capacity of President & CEO and shall perform the duties on a full-time basis as particularized in the attached Schedule 1, and as determined from time to time by the Board. The Executive agrees to assume, for no additional compensation, such titles and responsibilities as are directed with respect to the other entities in the NAEPI Group. The Executive acknowledges and understands that the business of the NAEPI Group may change from time to time, and that the duties of the Executive may also change from time to time.
8.2 The Executive agrees that he shall use his best efforts to promote the interests of the NAEPI Group, and shall duly and diligently perform all the duties assigned to him while in the employ of NAEPI.
8.3 The Executive agrees to devote the whole of his working time, attention and skills during NAEPI’s normal working hours to NAEPI and shall not, without the consent of the Board, undertake during the course of his employment with NAEPI any other business or occupation or become a director, officer, employee or agent of another company, firm, or proprietorship.
8.4 The Executive agrees to abide by all policies and procedures of the NAEPI Group.
9. REMUNERATION
9.1 As particularized in Schedule 2 to this Agreement, the Executive will be remunerated through a three-tier remuneration package consisting of a regular remuneration package (“Regular Remuneration Package”) and a short and long-term incentive.
9.2 NAEPI shall review on an annual basis the Regular Remuneration Package of the Executive. The review will take into account the performance objectives applicable to the position, such objectives to be determined from time to time by the Board in consultation with the Executive.
9.3 If there is a Change of Control any options granted to the Executive shall be governed by the Share Option Plan.
9.4 The Executive will be entitled to participate in any NAEPI health assessment and counselling programs provided for NAEPI employees generally and the NAEPI Executive specifically and as such programs are amended from time to time.
9.5 The Executive shall receive annually during his employment with NAEPI, a lump sum travel allowance of $25,000.00, to cover the reasonable costs of the Executive and the Executive’s spouse travelling from Canada to Australia and return.
9.6 Upon the cessation of your employment with NAEPI, NAEPI will cover the cost of transfer of the Executive’s (and immediate family’s) personal goods from Edmonton to Australia, and the cost of business class air fare.
9.7 NAEPI will reimburse you for the costs of obtaining tax advice in relation to your employment with NAEPI.

9.8 Group Health & Benefits
9.8.1 The Executive shall participate in the NAEPI benefit plan (premiums paid by NAEPI) as described in Schedule 3 of this Agreement, and as amended from time to time.
9.8.2 In addition, the Executive shall be eligible to receive Alberta Health Care and long-term disability insurance provided through NAEPI with the premiums paid by the Executive and as amended from time to time.
10. VACATION
10.1 The Executive will be entitled, in addition to Alberta statutory holidays, to paid vacation of twenty (20) days per year (pro-rated for partial years worked), to be taken in accordance with the NACG’s Vacation Policy, as amended from time to time.
10.2 Vacation is to be taken regularly by the Executive as it accrues. It is expected that the Executive will take not less than 75% of accrued vacation time each year and in any case, not more than twenty-five (25) days shall be accumulated for carryover without the written agreement of the Chairman of the Board.
10.3 Vacation is to be taken having regard to the operational and financial needs of NAEPI and the responsibilities and duties of the Executive and is to be arranged cooperatively with members of his team, the other members of the NAEPI Executive, and the Chairman of the Board.
11. INSURANCE
11.1 Directors’ and Officers’ Insurance
11.1.1 NAEPI will indemnify the Executive as an officer of the NAEPI Group in accordance with the Indemnity Agreement entered into between NAEPI and the Executive.
11.1.2 In addition, NAEPI will use its reasonable best efforts to have and maintain directors’ and officers’ insurance for the NAEPI’s directors and officers.
12. CONFIDENTIAL INFORMATION
12.1 As an executive of the NAEPI Group and an employee of NAEPI, the Executive will obtain access to or otherwise become aware of confidential information (whether it is designated as such or not) about the NAEPI Group’s activities, Intellectual Property, plans and finances and about its employees, consultants, suppliers, customers and other Persons, which the NAEPI Group has dealings with (collectively, the “Confidential Information”).
12.2 All originals, copies and other forms of Confidential Information, however and whenever produced, shall be the sole property of NAEPI, not to be removed from the premises or custody of NAEPI, except in the normal course of business, without in each instance first obtaining written consent or authorization of NAEPI. The Executive hereby assigns and agrees to assign to NAEPI all of the Executive’s right, title and interest in and to all Intellectual Property, and agrees that all Intellectual Property constitutes the exclusive property of NAEPI.
12.3 The Executive represents and warrants to NAEPI that (i) the Executive’s continued employment with NAEPI will not breach any agreement or other obligation with respect to the confidential or proprietary information of a third party; and (ii) the Executive is not bound by any written or oral agreement with any third party that conflicts with the Executive’s employment with NAEPI. The Executive agrees that, during the Executive’s employment with NAEPI, he shall not improperly bring to NAEPI or use any trade secrets or confidential or proprietary information of any third party or otherwise knowingly infringe on the proprietary rights of any third party.
12.4 At all times, during and after the cessation of employment (regardless of the reason for cessation) with NAEPI, the Executive agrees that he shall:
(a)	not, except in the proper course of his duties with NAEPI, divulge to any person; and

(b)	use his best endeavours to prevent the publication or disclosure of, any Confidential Information except where the Confidential Information:
(a)	is in the public domain;

(b)	is required to be disclosed by the Executive under law; or

(c)	was already known to the Executive, prior to his employment with NAEPI.
12.5 The obligations set out in this Clause 12 are in addition to any obligations the Executive has under statute and in addition to the fiduciary obligations owed by the Executive to the NAEPI Group.
13. TERMINATION
13.1 The Executive may, at any time, by not less than three (3) months advance written notice, terminate this Agreement and resign from his employment with NAEPI. In the event of the Executive giving notice in accordance this Clause NAEPI may, at its discretion, immediately terminate the Executive’s employment and this Agreement at any time during the notice period, provided that NAEPI pay the Executive the pro-rata Annual Base Salary that would have been earned by the Executive from the Termination Date through to the end of the notice period. If the Executive provides notice of his resignation with the end of the notice period falling on March 31 or thereafter and NAEPI elects to earlier terminate such that the Termination Date is prior to March 31, NAEPI agrees to pay to the Executive the full year bonus under the NAEPI Short Term Bonus Scheme that the Executive would have received had the Executive worked the entirety of the fiscal year, notwithstanding the fact that the Executive will not be employed on the date on which the bonus is distributed.
13.2 NAEPI may immediately terminate this Agreement and the employment of the Executive at any time without prior notice and without severance, for the following reasons:
(a)	death of the Executive; or

(b)	any reason which constitutes just cause at common law and which shall include:
(i)	any serious or persistent breach by the Executive of any of the material provisions of this Agreement; or

(ii)	grave misconduct or wilful neglect in the discharge of his duties.
13.3 In the event of termination of this Agreement pursuant to Clauses 13.1 or 13.2, the Executive shall not be entitled to any severance or compensation, save and except only for any payment required under Clause 13.1, the payment of the pro rata Annual Base Salary earned but unpaid for services rendered up to and including the Termination Date, plus any accrued and unused vacation and properly incurred and reimbursable expenses.
13.4 NAEPI, for any reason other than just cause, may immediately terminate the Executive’s employment and this Agreement, or should the Executive’s employment with NAEPI not continue after May 8, 2010, then NAEPI shall pay the Executive within ten (10) days of the Termination Date the pro rata Annual Base Salary earned but unpaid for services rendered up to the Termination Date, accrued and unused vacation and properly incurred and reimbursable expenses.
     In addition, and subject to Clauses 13.6 and 13.7, NAEPI shall pay the Executive within ten (10) days of the Termination Date a retiring allowance equal to one (1) times the Executive’s then Annual Base Salary plus one (1) times the cash bonus paid to the Executive in the year prior to the Termination Date, if the Termination Date is on or prior to the 5th anniversary of the Start Date.
13.5 In the event of termination of this Agreement pursuant to Clause 13.4 and if the Termination Date is after the conclusion of NAEPI’s fiscal year but prior to the payout by NAEPI of bonuses under the NAEPI Short Term Bonus Scheme, NAEPI further agrees to pay to the Executive any bonus earned and owing to him under the NAEPI Short Term Bonus Scheme for the fiscal year prior to the Termination Date.
13.6 The above payments in Clauses 13.4 and 13.5 shall be subject to required withholdings and return by the Executive of all of the NACG Group’s property, and in exchange for the payments the Executive agrees to sign and provide to the NACG Group a full and final release with respect to his employment and the termination of his employment.
13.7 If, upon termination of this Agreement and the cessation of the Executive’s employment and regardless of the reason, the Executive is a director or officer of any of the entities in the NACG Group, the Executive agrees to immediately resign as a director or officer.
13.8 The Executive acknowledges that the group benefits as described in Schedule 3 of this Agreement, provincial health care and long-term disability all cease as of the Termination Date, regardless of the reason for cessation of employment. The Executive understands and agrees that the NAEPI Group has no liability for any damages the Executive and his family may suffer as a result of the cessation of employment.
13.9 If, after the Termination Date, the Executive involved in any litigation or administrative proceedings related to the services the Executive provided to the NAEPI Group as an officer or director, the NAEPI Group will cooperate with the Executive with respect to allowing the Executive access to all information that the Executive may require in order to properly defend any litigation or administrative proceeding. In such circumstances, the Executive will agree to be bound by any reasonable confidentiality restrictions that the NAEPI Group places on such information.
13.10 If the NAEPI Group is involved in any litigation or administrative proceedings that involved the services of the Executive where such services were provided to the NAEPI Group as an officer or director, the Executive will cooperate with the NAEPI Group with respect to allowing the NAEPI Group access to all information that the NAEPI Group may require and will, where practical, provide his time at reasonable agreed to costs, in order to assist the NAEPI Group to properly defend any litigation or administrative proceeding.
14. RESTRICTIVE COVENANTS AFTER TERMINATION OF EMPLOYMENT
14.1 The Executive expressly agrees that, at any time for two (2) years after the termination of this Agreement and the cessation of the Executive’s employment, regardless of the reason for cessation of employment, the Executive shall not, directly or indirectly solicit, interfere with or endeavour to entice away from NAEPI any person who is an employee or consultant of the NAEPI Group provided that this Clause will not restrict the Executive from employing or causing to be employed an employee or consultant of the NAEPI Group, who applies for a position outside NAEPI of his/her own accord and without any input or interaction, either directly or indirectly, with the Executive before the application is made.
15. PRIVACY
15.1 The Executive consents that:
(a)	the personal data relating to the Executive may be maintained and stored by NAEPI electronically or in any other form; and

(b)	the personal data relating to the Executive may be freely transferred and shared between NAEPI and the entities in the NAEPI Group irrespective of where the offices of such entities are physically located.
15.2 The Executive acknowledges and agrees that NAEPI has the right to collect, use and disclose the Executive’s personal information for purposes relating to the Executive’s employment with NAEPI, including:
(a)	ensuring that the Executive is paid for the services performed for NAEPI;

(b)	administering any benefits to which the Executive is or may become entitled to, bonus and/or rights to NAEPI common shares. This shall include the disclosure of the Executive’s personal information to any insurance company and/or broker or to any entity that manages or administers the benefits or bonus on behalf of NAEPI;

(c)	compliance with any regulatory reporting and withholding requirements relating to the Executive’s employment, including required disclosure to shareholders;

(d)	enforcing NAEPI’s policies including those relating to the proper use of the electronic communications network and to comply with applicable laws; and

(e)	in the event of a possible sale of NAEPI or any entity in the NAEPI Group, disclosing to any potential acquiring organization the Executive’s personal information solely for the purpose of determining the value of the NAEPI Group and their assets and liabilities and to evaluate the Executive’s position in NAEPI. If the Executive’s personal information is disclosed to any potential acquiring organization, NAEPI will require the potential acquiring organization to agree to protect the privacy of the Executive’s personal information in a manner that is consistent with any policy of NAEPI dealing with privacy that may be in effect from time to time and/or any applicable law that may be in effect from time to time.
16. GENERAL
16.1 NAEPI and the Executive consider the covenants, obligations and restrictions in this Agreement to be reasonable in all circumstances of the engagement.
16.2 Each and every covenant, obligation and restriction and each and every part of this Agreement shall be deemed to be severable and an independent covenant, obligation or restriction unless it would defeat the purpose of this Agreement.

16.3 This Agreement shall be governed by and interpreted in accordance with the laws of the province of Alberta and the parties hereby attorn to the jurisdiction of the courts of the province of Alberta.
16.4 Any waiver by either party of any breach or non-observance of this Agreement will not be deemed to be a waiver of any other breach or any other non-observance.
17. ALTERNATIVE DISPUTE RESOLUTION
17.1 Unless a party to this Agreement has complied with Clauses 17.2 to 17.5, that party may not commence court proceedings or arbitration relating to any dispute arising from this Agreement except where that party seeks urgent interlocutory relief in which case that party need not comply with this Clause before seeking such relief. Where a party to this Agreement fails to comply with Clauses 17.5 to 17.5, the other party to the Agreement need not comply with this Clause before referring the dispute to arbitration or commencing Court proceedings relating to that dispute.
17.2 All questions or differences whatsoever which at any time may arise between the parties or their respective representative with respect to this Agreement or to the subject matter of this Agreement or arising out of or in relation thereto and whether as to construction or otherwise will be initially raised with the Board or the Executive as the case may require. The Board and the Executive will seek within 30 days to resolve the issue and in doing so will act in good faith and use their reasonable best efforts.
17.3 If the dispute is not resolved under Clause 17.2, a party to this Agreement must give written notice to the other party designating as its representative in negotiations relating to the dispute a person with authority to settle the dispute and the other party must promptly give notice in writing to the other party designating as its representative in negotiations relating to the dispute a person with similar authority.
17.4 The designated persons must, within 14 days of the last designation required by Clause 17.3, following whatever investigations each deems appropriate, seek to resolve the dispute.
17.5 If the dispute is not resolved within the following 14 days (or within such further period as the representatives may agree is appropriate) the parties must attempt to settle the dispute by the process of mediation. Within a further period of 14 days the parties must select a mediator from a list of three names of mediators (who hold the Chartered Mediation designation, awarded by the ADR Institute of Canada) provided by the Alberta Arbitration & Mediation Society, and the mediation must be conducted in good faith and in accordance with procedures for the mediation of commercial disputes generally in Canada and specifically in Alberta.
17.6 The purpose of any exchange of information or documents or the making of any offer of settlement pursuant to this Clause is to attempt to settle the dispute between the parties. No party may use directly or indirectly any information or documents obtained through the dispute resolution process established by this Clause for any other purpose than in an attempt to settle a dispute between that party and other parties to this Agreement.

17.7 If the time established by or agreed under Clause 17.5 for agreement on a dispute resolution process expires, any party which has complied with the provisions of Clauses 17.2 to 17.5 may in writing terminate the dispute resolution process provided for in those Clauses and may then refer the dispute to arbitration or commence Court proceedings relating to the dispute.
18. NOTICES
18.1 Any notice to be given under this Agreement must be in writing and may be left at or sent by prepaid registered mail or by facsimile addressed, in the case of NAEPI, to its registered office or principal place of business for the time being and in the case of the Executive delivered personally or to his last known place of residence or business. Any notice given by post will be deemed to have been served at the expiration of 48 hours after posting and any notice given by facsimile will be deemed to have been received when the facsimile transmission has been complete.
19. SURVIVAL
19.1 The provisions of Clauses 9.3, 12, 13, 14, 15, 16, 17 and 18 and the Executive’s fiduciary obligations shall survive the termination of this Agreement and the cessation of the Executive’s employment, regardless of the reason for such cessation.
20. LEGAL FEES
20.1 NAEPI will bear and is responsible for the reasonable legal fees incurred by the Executive only in connection with the execution of this Agreement.

NORTH AMERICAN PARTNERS INC.

	Per:	/s/ RONALD A. MCINTOSH

Chairman of the Board

Signed in the presence of:
/s/ [Illegible]	/s/ RODNEY JOHN RUSTON

Witness	RODNEY JOHN RUSTON

SCHEDULE 1
Position Description
Job Title: President and Chief Executive Officer
Division/Department: North American Energy Partners Inc.
Reports to (Title): Chairman of the Board of Directions
Location: Acheson

Type of position:	Shift:	Band:

☑ Full-time Salary

☐ Part-time Salary

☐ Full-time Hourly		Status:

☐ Part-time Hourly	Hours of Work:	☑ Exempt

☐ Temporary		☐ Nonexempt

expiry date:

☐ COOP/Intern
Accountabilities:
•	Provide overall leadership and direction to the management of the business operations to achieve North American Energy Partners Inc.’s goals and objectives.

•	Foster a culture of integrity and set the ethical tone for all of North American Energy Partners Inc.
Responsibilities:
•	Allocate financial and human capital for the successful management and financial performance of North American Energy Partners Inc.

•	Establish policies and procedures to effectively operate North American Energy Partners Inc. in an efficient and controlled manner.

•	Develop, supervise and evaluate the executive officers and recommend to the Board the selection and compensation of executive officers.

•	Identify potential successors for the positions of CEO and other members of Executive Management.

•	Report to and work with the Board so that it might fulfill its oversight role.

•	Advise the Board of major issues and risks that may affect the Company.

•	Monitor and manage the risks of the Company.

•	Establish the corporate structure and major accountabilities.

•	Recommend to the Board the strategic direction of North American Energy Partners Inc. and implement approved operational and business plans.

•	Recommend to the Board any acquisition, merger, divestiture and the entry or exit of any business unit of the company.

•	Oversee the relationship between North American Energy Partners Inc. and the public.
Key Performance Indicators:

Work experience Requirements:
•	Minimum ten years related experience gained through leading and managing a public company structure.

•	Industrial construction and/or mining industry experience preferred.
Education Requirements:
•	Related Bachelor’s Degree or equivalent experience.
Knowledge, Skills, and Abilities Requirements:
•	Strong leadership and team-building skills.

•	With the ability to create a vision and motivate others to share this vision.

•	Ability to build trust and confidence with senior line executives of the businesses and serve as a confidant and sounding board when needed.

•	Provide functional guidance to subordinate managers including their individual development.

•	Committed to service excellence and innovation.

•	A record of accomplishment as a senior executive.

•	Experience in working with a board of directors is required,

•	Ability to build strong relationships with diverse groups of stakeholders internally and externally.
Manager Reviewed by:
Title:
Human Resources Approved by:
Title:

SCHEDULE 2
1. REGULAR REMUNERATION
1.1 The Executive’s current annual base salary (the “Annual Base Salary”) of $500,000.00, less required withholdings, to be paid in accordance with NAEPI’s usual payroll practices.
1.2 The Executive shall continue to receive compensation in recognition of him using his private vehicle for NAEPI business, which shall consist of a monthly payment of $800 (as amended and adjusted from time to time). In addition, the Executive shall be reimbursed (NAEPI can cap, at its discretion, the amount of the reimbursement) for or receive vehicle insurance paid for by NAEPI, reasonable fuel costs and reasonable maintenance costs.
1.3 The Executive will be entitled to reimbursement for the cost of:
(a)	annual dues to Federal and Provincial organisations, membership of which is necessary to retain any qualifications related to his employment;

(b)	annual dues to any work related institute; and

(c)	reasonable fees and expenses to cover the annual costs of one health or sports club.
2. SHORT TERM BONUS
2.1 The Executive will be entitled to participate at Level 1 in the NAEPI Short Term Bonus Scheme, as such level of participation and terms of the NAEPI Short Term Bonus Scheme are amended and adjusted from time to time
3. LONG TERM INCENTIVE
3.1	The Executive has been granted twenty-seven thousand five hundred (27,500) options to purchase NACG Holdings Inc. common shares, at an exercise price of $100.00 per option.

3.2	In addition, the Executive will be entitled to be considered for future grants of options from time to time by the Compensation Committee of the Board.

3.3	The exercise rights and terms of all options granted to the Executive shall be governed by the relevant employee option agreement and the Share Option Plan, as amended from time to time, and as modified by this Agreement.

3.4	The Executive shall be entitled to participate in any long term incentive plans adopted for the executive of NAEPI, in accordance with the terms of such plan or plans.

SCHEDULE 3
INSURANCE AND HEALTH SCHEME

BENEFIT	DESCRIPTION

Life Insurance and Accidental
Death & Dismemberment	2 x the Executive’s annual base salary to a maximum benefit level of $300,000

Dependent Life	• Spouse — $10,000

• Child — $5,000

Extended Medical	• 80% Pay Direct Drug card on prescription drugs with no deductible

• 100% of all other eligible expenses as listed below.

• Semi-private hospital room

• Auxiliary Hospital

• Home Care Nursing – maximum of $10,000/year

• Ambulance services

• Paramedical Services — $500/ registered/licensed practitioner annual maximum

• Psychologist, chiropractor, speech language pathologist, massage therapist, chiropodist/podiatrist, osteopath, naturopath, Physiotherapy — $40 per visit to annual maximum of $600

• Acupuncture — $40 per visit to annual maximum of $500

• Hearing aids, $500 every 5 years

• Medical aids

• Vision care: Eyeglass lenses & frames, contact lenses, prescription industrial safety glasses, laser eye surgery.
$250 maximum every 2 years – adults and children over 18;
$250 maximum every 1 year – children under age 19.

• $50 eye exams (age 19-65 where not covered by the provincial medical plan)

• Emergency Out of Province/Canada

• Travel Assistance

• Survivor benefit for up to 12 months.

Schedule 3

BENEFIT	DESCRIPTION

Dental	• 80% Basic Services, 50% Major Services, 50% Orthodontics

• No annual deductible

• $2,000 annual maximum per person for Basic and Major Restorative combined.

• $2,500 lifetime maximum per child (under age 19) for Orthodontics

• Current Dental Fee guide for Generalist Practitioners

• Basic Services:

• Cleanings, exams, extractions, fillings, endodontics, periodontics, oral surgery, x-rays, scaling, relining, repairing & rebasing of dentures

• Major Services:

• Caps, crowns, bridges, complete dentures and onlays

• Ortho Services:

• Orthodontic appliances and services